Exhibit 5.1

Brent D. Fassett

(720) 566-4025

fassettbd@cooley.com

October 7, 2009

Allos Therapeutics, Inc.

11080 CirclePoint Road

Suite 200

Westminster, CO  80020

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the underwritten public offering by Allos Therapeutics, Inc., a Delaware corporation (the “Company”), of up to 16,100,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) (which amount includes 2,100,000 shares for which the underwriter has been granted an overallotment option), pursuant to the Registration Statement on Form S-3 (Registration Statement No. 333-160679) and the related Base Prospectus and Prospectus Supplement (collectively, the “Prospectus”) filed with the Securities and Exchange Commission (the “Commission”).  All of the Shares are to be sold by the Company as described in the Registration Statement and the related Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, the Company’s certificate of incorporation and bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents. This opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any other jurisdiction are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the related Prospectus and Prospectus Supplement, will be validly issued, fully paid and non-assessable.

380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023  T: (720) 566-4000  F: (720) 566-4099  WWW.COOLEY.COM

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

/s/ Brent D. Fassett
Brent D. Fassett, Partner